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                      Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining the The Mills Corporation 1994 Executive Equity Incentive Plan, of our report dated February 21, 1997, with respect to the consolidated financial statements and schedule of The Mills Corporation as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995, and for the period April 22, 1994 to December 31, 1994 and the combined financial statements of The Mills Entities for the period January 1, 1994 to April 21, 1994 included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP
                                             ---------------------
                                             ERNST & YOUNG LLP


Washington, D.C.
September 12, 1997